Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-199923, No. 333-181660, and No. 333-175179) of Alaska Communications Systems Group, Inc. of our reports dated March 16, 2017, relating to the consolidated financial statements of Alaska Communications Systems Group, Inc. and the effectiveness of internal control over financial reporting of Alaska Communications Systems Group, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Moss Adams LLP

Spokane, Washington

March 16, 2017